Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE			December 13, 2005
BUTLER NATIONAL CORPORATION - REPORTS SECOND QUARTER FY 2006 FINANCIAL RESULTS AND CONFERENCE CALL

[OLATHE, KANSAS], December 13, 2005, - On December 8, 2005, Butler National Corporation (OTCBB: BUKS), filed its Quarterly Report for the quarter ending October 31, 2005, on Form 10-Q pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.
The Company has scheduled a conference call.

What: Butler National Corporation Second Quarter Results Conference Call

When: Wednesday, December 14 - 9:00 AM Central Standard Time

How: Live via phone by dialing 800-936-4602. Code: Butler National. Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corporation, will be leading the call and discussing financial results, the status of existing and new business, and an outlook on the remainder of the fiscal year.

Historical selected financial data related to all operations:
	Quarter Ended October 31			Six Months Ended October 31
	(In thousands except per share data)			(In thousands except per share data)
	2005	2004	2003	2005	2004	2003

Net Sales	$5,053	$5,931	$2,363	$9,165	$11,102	$4,387
Operating Income	240	667	140	549	1,167	370
Net Income	107	582	105	313	1,006	306
Per Share Net Income	.00	.01	.00	.01	.03	.01
Total Assets	18,979	14,670	9,697	18,979	14,670	9,697
Long-term Obligations	1,885	1,314	1,672	1,885	1,314	1,672
Shareholders' Equity	9,632	7,702	6,000	9,632	7,702	6,000
New Product Research and Development Cost	378	303	416	799	631	729
nr = not reported

Management Comments:

"Our sales for the record six months ended October 31, 2004, were $11,102,330 compared to $9,164,465 for the six months ended October 31, 2005, a decrease of only 17.4%. This has been another successful quarter for Butler National as we continue to build revenues and earnings in our Classic Aviation products. Total revenue for the second quarter-ended October 31, 2005, decreased 15% to $5.1 million as compared to $5.9 million for the same period in 2004.

We anticipate continued revenues relating to RVSM installations. We are projecting sales of approximately 50 to 100 Lear 20 series and Lear 30 series installations during the next two years. We expect installations to begin during the first three months of 2006. We are taking orders for both solutions.

Our RVSM installation and modification center in Mexico continues to support our operations in Mexico, we requested and received STC approval from Mexico's Dirreción General de Aeronáutica Civil (DGAC) for our RVSM STC and other AVCON STC's. We will continue to expand our capabilities at this facility as we complete the Learjet 35 RVSM STC.

We are experiencing an increase, and expect to continue to experience an increase, in our base modification sales and special mission equipment. As the economy grows aircraft owners may elect to update, modify, and purchase business aircraft. We continue to work on new product development to stabilize our long-term revenues.

Avionics sales were flat for the six months and decreased 17.5% for the second quarter compared to last year. We expect this business segment to significantly increase in future years due to the addition of new fuel system protection devices, like the TSD, and classic aviation defense products. Our Avionics' backlog remains at approximately $3,000,000.

Monitoring sales increased 14% for the quarter and 16% for the six months compared to the same period last year. We continue to expand our customer base and installation of new systems. This is a result of more marketing emphasis and as a result of the past hurricane season. We expect this growth to continue under the new President of Butler National Services, Inc.

The Stables gaming facility in Miami, OK received an approved Class III gaming compact from the NIGC and the State of Oklahoma. As a result, we have been converting The Stables operations from Class II to Class III gaming. This includes the addition of table games such as poker, blackjack, and craps. We are now seeing positive effects of the Class III gaming. Revenues from management services related to gaming increased 15% from $250,000 for the three months ended October 31, 2004, to $288,000 for the three months ended October 31, 2005.

Currently, our backlog is in excess of $11,000,000. We shipped in excess of $9,000,000 during the past six months. We are maintaining the backlog, but with a much different product mix. The current backlog contains longer order to shipment cycle time orders for Avionics and Avcon Special Mission products. Last year the backlog was weighted with the shorter order to shipment cycle of the RVSM products. This backlog reflects our product development efforts and their potential results. Our challenge is to ship the backlog and further take advantage of these new products. However, because of our major investment in product development required to continue these new products, we may not always maintain smooth and continuous quarterly profits.

Our focus on 'Classic' Aviation Products, consistent with our long and significant heritage as a manufacturer of airline avionics equipment and a modification facility for airplanes, continues to make a positive showing on the financial statements. It is our intent to provide Classic Aviation Products that will support and promote continued safe commercial and general aviation. We are focused on serving the needs of our customers and enhancing shareholder value," commented Clark D. Stewart, President of the Company.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT: Craig D. Stewart, Investor Relations Butler National Corporation 19920 W. 161st Street Olathe, KS 66062 Jim Drewitz, Public Relations jdrewitz@comcast.net				Direct Investor Relations (214) 498-7775 Phone office (913) 780-9595 Fax office (913) 780-5088 Public Relations Phone (972) 355-6070
For more information, please visit the Company web site: www.butlernational.com -End-